EXHIBIT 99.1

From:

Xponential, Inc.

6400 Atlantic Boulevard, Suite 190

Norcross, Georgia 30071

Company Contact: Dwayne Moyers,

(817) 731-9559

For Immediate Release

Xponential, Inc Reports Net Income of $747,000 or $0.22 per share for the Fiscal Year Ended June 30, 2004

NORCROSS, Georgia (August 31, 2004) – Xponential, Inc. (OTCBB:XPOI) today reported net income of $747,000 ($0.22 per diluted common share) for the year ended June 30, 2004.  Net income for Fiscal 2004 included an after-tax gain of $1,351,000 on sales of investments.  The Company reported a net loss of $227,000 ($0.10 per share) for the fourth quarter, which included a one time after-tax charge of $84,000 for costs related to offering registration costs.

Operating loss for the Fiscal 2004 totaled $227,000, compared to an operating loss of $290,000 for Fiscal 2003.  The fourth quarter 2004 operating loss was $197,000, compared to an operating loss of $585,000 for the comparative 2003 period.

Total revenues for Fiscal 2004 totaled $20.5 million ,compared to $17.1 million for Fiscal 2003, a 20% increase.  Revenue for the fourth quarter in 2004 totaled $4.4 million, compared to $3.9 million in the 2003 comparative period.

Mr. Dwayne Moyers, Chairman and Chief Executive Officer, said “We are pleased with the improvement in results in the core pawn operations coming off the prior year restructuring.  We anticipate significant operating improvements in the 26 pawn stores that were retained and are exploring new investment opportunities for the Company.”

Xponential, Inc., through its wholly owned subsidiary PawnMart, Inc., provided secured non-recourse loans in 26 stores located in Georgia and North Carolina.

Forward-Looking Statements

This release may contain forward-looking statements about the business, financial condition and prospects of Xponential, Inc.  Forward-looking statements can be identified by the use of forward-looking terminology such as “anticipate,” “exploring,” or other variations thereon, or comparable terminology, or by discussions of strategy.   Security holders are cautioned that such forward-looking statements involve risks and uncertainties.  The forward-looking statements contained in this release speak only as of the date of this statement, and the Company expressly disclaims any obligation or undertaking to release any updates or revisions to any such statement to reflect any change in the Company’s expectations or any change in events, conditions or circumstance on which any such statement is based.  Certain factors that may affect the Company’s future results are difficult to predict and many are beyond the control of the Company, but may include changes in regional, national or international economic conditions,  the ability to maintain favorable banking relationships as it relates to short-term lending products, changes in governmental regulations, unforeseen litigation, changes in interest rates, changes in tax rates or policies, changes in gold prices, future business decisions, and other uncertainties.

Xponential, Inc. is currently trading under the symbol XPOI on the Nasdaq Bulletin Board.

For information contact Dwayne Moyers, Chief Executive Officer, at 817-731-9559 or Robert Schleizer, Chief Financial Officer, at 877-305-4300.